Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrew Goss	Equiti-trend Advisors LLC
VOXUS, Inc.	800-953-3350 Toll-Free
253-853-5151 x224	858-436-3350 Local or International
agoss@voxuspr.com	investors@identiphi.net

IdentiPHI to Host Conference Call to Discuss Third Quarter Results

Company also announces expansion of credit facility and upcoming investor roundtable meetings

AUSTIN, Tex – November 10, 2008 – IdentiPHI, Inc. (OTCBB: IDPI), an innovative leader in advanced authentication solutions for the enterprise, today announced it will review its third quarter financial results and current business operations during a conference call on Wednesday, November 12, 2008, beginning at 5:00 pm EST. Christer Bergman, IdentiPHI CEO and Chairman, will host the call which will include a question and answer session.

In addition to the earnings teleconference, IdentiPHI will host two investor roundtable meetings for shareholders at the end of the week. These will be held in Chicago, Illinois on Thursday, November 13 and in Boston, Massachusetts on Friday, November 14 – each beginning at 12:30 pm local time. To request a seat at either of the investor roundtable meetings, please email investors@identiphi.net.

IdentiPHI also announced that it has agreed to amend certain terms and extend the due date on its $2.1 million secured promissory note held by KeyOvation, LLC until October 31, 2009, and has agreed to a $1.0 million credit line facility with KeyOvation, which may be drawn down from time to time over the next twelve months. More complete information regarding these agreements will be included in IdentiPHI’s current report on Form 8-K to be filed with the Securities and Exchange Commission. Today, IdentiPHI is also releasing a letter to shareholders. The text of that letter can be found at the end of this press release.

“During our transition into an enterprise authentication company it is vital to keep our shareholders aware of our plans and progress,” said Bergman. “The shareholder letter is an important component of our ongoing outreach to investors. Furthermore, we are conducting the roundtables to provide our shareholders an opportunity to meet and speak with me in a more interactive setting. This is especially critical given our financial situation and today’s uncertain market conditions.”

To participate in the conference call, dial the following numbers – US/Canada: 866-393-1516, International: 706-902-0851 and using conference ID number 72506264. Participants are asked to call the assigned number approximately 10 minutes before the conference call is scheduled to begin. A replay of the call will be available for ten days following the call by dialing: US/Canada: 800-642-1687, International: (706) 645-9291 and entering the following passcode: 72506264. A replay of the conference call will also be available for 30 days at http://www.identiphi.net/ in the investor relations area of the web site.

About IdentiPHI

Headquartered in Austin Texas, IdentiPHI is an innovative technology company offering a comprehensive suite of advanced authentication solutions. Comprised of experienced partners and thought-leaders in the industry, IdentiPHI is setting the standard for what companies are looking for in a security solution. IdentiPHI solutions deliver enhanced identity assurance throughout the enterprise. The company is defining security technology to meet the evolving challenges of today’s ever changing fast-paced business needs. For more information, call 888-436-8744, or visit www.identiphi.net.

NOTE: “IdentiPHI” is a trademark of IdentiPHI, Inc.

This release contains information about our management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market and the successful delivery and adoption of our biometric products in the marketplace. In addition, we need to seek additional funds through the issuance of equity or debt securities or other sources of financing during 2008 and we do not have any arrangements or agreements in place for any such financing. If we are unable to obtain necessary additional financing, our ability to run our business will be adversely affected and we may be required to reduce the scope of our research and business activity or cease our operations. Even if we are successful in obtaining additional financing, if we are unable to generate sufficient cash flow from operations, we will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. We may not be able to secure such additional financing on favorable terms, or at all. Any additional financings will likely cause substantial dilution to existing stockholders. If we are unable to obtain necessary additional financing, we may be required to reduce the scope of, or cease, our operations. Further, we will need to increase our revenues to be able to achieve and then maintain profitability and we cannot predict when, or if, we will become profitable in the future. Even if we achieve profitability, we may not be able to sustain it. Additional factors are included in our annual report on Form 10-K, as well as other documents we periodically file with the Securities and Exchange Commission.

Letter to Shareholders

Dear Shareholder,

I have now been CEO and Chairman of IdentiPHI, Inc. for the last three months, which, as you all know, has been a period of global economic crisis and volatile market conditions. The purpose of this letter is to introduce myself to you, tell you why I joined IdentiPHI, update you on where we are today and, lastly, share my ambitions and plans for the company.

Having been in the biometric industry for the last eight years and in the information technology market since 1984, I guess you can say that I am a seasoned industry veteran. During this time I have served as Managing Director, Country Manager, CEO and Chairman for both public and private companies. While in these positions, I have been aware of and worked with Saflink since 2000 and IdentiPHI since 2005. When I was approached earlier this year to serve as a member of the Board of Directors of the newly merged IdentiPHI, I did not hesitate – in fact I was thrilled. I have always seen SAFsolution – our cornerstone product – as a solid foundation for enterprise-wide authentication, while IdentiPHI had been focused on building distribution channels, partnerships and selling security solutions. I saw the merger as a combination of the best of both worlds and when I was approached to increase my role with the company by serving as CEO and Chairman, again I was thrilled to accept the offer. By adding my experience and familiarity with the authentication industry to the equation, I believe we can complete the transition of IdentiPHI into a leading enterprise authentication software provider.

We achieved the majority of our revenue during the first part of 2008 through reselling third party security products via our established OEM channel. This business has a relatively lower margin and we do not feel that it should be our principal focus in the long run. Earlier this year, we released the refreshed and completely rewritten SAFsolution, based on key features driven by the market and our customers. Our ambition now is to focus on marketing our SAFsolution product suite to enterprises and organizations via a network of worldwide partners, while gradually expanding our OEM channel business. We have focused the organization and now have cash operating expense levels down to approximately $400,000 per month and our plan is to steadily increase the sales of SAFsolution from a historical average of $50,000 per month up to $400,000 per month by the middle of next year. We believe this focus and revenue ramp could turn us into a profitable company with the ability to grow. We also envision that these types of results could lead to a more active shareholder base and increase the trading volume in our common stock thereby facilitating a more reliable and representative value of the company. By achieving these results, we feel we can increase our market capitalization which could further fuel our ability to expand through technological advancement, international growth or strategic relationships.

During the last couple of months, we have reached out to the investor community in an effort to secure necessary additional financing to run our business and facilitate our efforts to achieve and maintain profitability. With the turbulent market conditions and global economic worries, there is the risk that we may be unable to raise sufficient additional capital, but I still believe we will be successful in our efforts to complete this mission.

I remain very optimistic about our company and our business. Some of the reasons for my optimism include:

•	Our solid and well-respected SAFsolution product suite, with high gross margin and backed by strong intellectual property;

•	Increasing market demand for strong authentication and solutions to create electronic audit trails;

•	An installed base of SAFsolution customers that include well-known Fortune 500 accounts;

•	Our experienced and well-connected management team, which has demonstrated its ability to close on business opportunities; and

•

Performance-based equity incentives for certain members of our management team that are achieved when the market capitalization of our outstanding common stock reaches $50 million and $75 million, which we are working extremely hard to reach.

Lastly, an important part of leading a public company is communication and interaction with our shareholders. With this letter, I am reaching out and inviting you to be part of our journey towards profitability and success – with a solid and satisfied customer base, the best partners in the industry and in the end happy shareholders. In conjunction with the issuance of our third quarter report, we are holding two round table discussions to go over our results and plans for the future with shareholders; one in Chicago on Thursday November 13 and one in Boston on Friday, November 14, both beginning at 12:30 p.m. local time. Please RSVP to investors@identiphi.net to secure a spot for either of these events.

Sincerely yours,

Christer Bergman
Chairman and Chief Executive Officer
IdentiPHI, Inc.